                                                                   EXHIBIT 10.10


SUMMARY REPORT
UPDATED ASSESSMENT OF THE LANDERS HORIZONTAL JETTING TECHNOLOGY

Prepared For:

VERDISYS, INC.
10600 North De Anza Boulevard, Suite 250
Cupertino, CA 95014

October 13, 2003

DAI Project No. J90203

Prepared By:

Noel L. Daniel, LPG
Consulting Geologist

DANIEL & ASSOCIATES, INC.
11110 Indian Lake Boulevard
Indianapolis, IN 46236-9384                  (317) 894-8614

October 13, 2003

Mr. Andrew Wilson
Chief Financial Officer
Verdisys, Inc.
10600 North De Anza Boulevard, Suite 250
Cupertino, CA 95014

RE:      SUMMARY REPORT
         UPDATED ASSESSMENT OF THE LANDERS HORIZONTAL JETTING TECHNOLOGY DAI PROJECT NO. J90203

Dear Mr. Wilson:

An updated assessment of the Landers Horizontal Jetting technology (HJT) developed and patented by Mr. Carl Landers of Landers Horizontal Drill, Inc./Advanced Petroleum Enhancement, Inc. has been completed by Daniel and Associates, Inc. (DAI). This summary report has been prepared in accordance with the proposed scope of work as outlined in DAI Proposal No. P90203 to our Client, Verdisys, Inc., dated September 4, 2003. The proposal was approved by Verdisys, Inc. on September 4, 2003 via email and retainer fee on September 5, 2003.

The assessment was conducted on a best efforts basis and represents a professional opinion after evaluation of information furnished by several parties and a site visit to observe field observations of the horizontal jetting technology used in an actual oilfield project near Oil City, Louisiana.

The opportunity to be of service to Verdisys, Inc. in this important project is greatly appreciated.


Sincerely,

DANIEL & ASSOCIATES, INC.

Noel L. Daniel, LPG
Consulting Geologist

                                TABLE OF CONTENTS

DISCLAIMER STATEMENT

EXECUTIVE SUMMARY

1.0      INTRODUCTION

2.0      SUMMARY OF THE PATENTED LANDERS HORIZONTAL DRILLING TECHNOLOGY

3.0      UPDATED REVIEW OF THE LANDERS HORIZONTAL DRILLING TECHNOLOGY
         PERFORMANCE

         3.1 UPDATED REVIEW OF THE HORIZONTAL DRILL TECHNOLOGY FROM SELECTED LHD SERVICE PROJECTS

         3.2 PREVIOUS REVIEW OF THE HORIZONTAL DRILL TECHNOLOGY FROM SELECTED LHD SERVICE PROJECTS

4.0      MARKET VIABILITY OF THE TECHNOLOGY

5.0      SUMMARY OPINION

                  5.1      CONCLUSIONS

                  5.2      RECOMMENDATIONS

APPENDICES

APPENDIX 1-OIL AND GAS WELL PRODUCTION RECORDS FROM VARIOUS STATE GEOLOGIC
           SURVEY AGENCIES

APPENDIX 2-SELECTED PRODUCTION CURVES FROM HJT TREATED OIL AND GAS WELLS

APPENDIX 3-AFFIDAVITS

APPENDIX 4-RESUME OF NOEL DANIEL

                              DISCLAIMER STATEMENT

This document was prepared for Verdisys, Inc, the only intended beneficiary of our work. No other party should rely on the information contained herein without prior written consent of Verdisys, Inc.

In preparation of this report, DANIEL & ASSOCIATES, INC. has applied generally accepted professional practices and standards of performance in exercising its professional judgment, skills, and care in a manner consistent with that of other professionals performing similar work under similar conditions. All information, conclusions, and recommendations in this report are necessarily governed by the recommended Scope of Work, availability and reliability of information furnished to DANIEL & ASSOCIATES, INC. by various governmental sources, oil and gas operators, and others. Due to the nature of the work, however, DANIEL & ASSOCIATES, INC. does not assume and specifically disclaims any and all responsibility and/or liability for damages of any kind suffered by any individual or entity arising from DANIEL & ASSOCIATES, INC. professional acts, errors and/or omissions related in any way to the work performed in the preparation of this report or any reliance on this report or action undertaken in reliance on this report. No warranties, expressed or implied, are given or made.
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       AN UPDATED ASSESSMENT OF THE LANDERS HORIZONTAL DRILLING TECHNOLOGY

                             DAI PROJECT NO. J90203
                                OCTOBER 13, 2003

EXECUTIVE SUMMARY

This report summarizes the results of an updated assessment of the Landers Horizontal Drilling Technology (LHD) conducted by Daniel & Associates, Inc.
(DAI). DAI was retained by Verdisys, Inc. to prepare the report. The purpose of this project was to review and update the overall performance of the technology since the initial assessment was made by DAI in a report entitled, Project Summary Report, Assessment of the Landers Horizontal Drill Technology, dated August 21, 2000. The assessment was conducted on a best efforts basis and represents a professional opinion after evaluation of information furnished by several documented sources and field observations of the horizontal drilling technology used in an actual oil field project near Oil City, Louisiana.

In conclusion, it is the author's professional opinion that the patented LHD technology has been demonstrated to be technically sound. The technology will not always produce favorable results of increased oil and gas production due to subsurface factors beyond the control of the technology. If the reservoirs have been severely depleted or negatively impacted in some manner, the technology will not benefit the operator. For the most part, the technology should perform favorably in most oil and gas wells that have potential for improved reservoir characteristics. In conjunction with well planned and executed reservoir enhancement treatments, the LHD technology has been successfully demonstrated to enhance oil and gas production in wells that otherwise were under performing. While there is a need for refinement of the technology through continued research and development, it is my opinion that the LHD technology has substantial value as a relatively low cost means of enhancing oil and gas production in the U.S. and the oil producing nations of the world.

This project has resulted in an updated evaluation of the LHD technology market viability and concludes that: 1) the LHD technology can reliably attain the marketplace driven goal of enhanced oil and gas productivity; and 2) the marketplace will respond to the LHD technology if it is reasonably priced.

Based on the author's consideration of information reviewed concerning the LHD technology and market viability, the following recommendations are respectively submitted:

         - It is recommended that routine information on every oil and gas well serviced by the LHD technology be recorded in a file format suitable for future reference and evaluation; this will be especially important as the technology grows in usage by the industry; information management will become vital.

         - As a service sector product, the LHD technology should be priced to offer benefits to the small independent operator as well as the larger independents and major oil companies; pricing will drive market growth, especially for the next 2-3 years with the smaller independents; as the service continues to demonstrate reliability and positive results, the larger independents and majors will likely become more likely to utilize it; pricing will become secondary as compared to increased productivity.

         - It is recommended that a strong marketing program be developed to approach the larger independents and major oil companies; while slow to accept new technologies in the petroleum industry, the larger firms will eventually accept the LHD technology once demonstrated by a few of the more well known firms.

         - It is the author's opinion that the greatest strength represented by the LHD technology is to use it to create oil and gas production deals; It is recommended that growth emphasis be placed more on use of the technology to acquire and participate in oil and gas development projects that lend themselves to this technology. The real value of this technology is using it to create future opportunities.

1.0      INTRODUCTION

The purpose of this project was to provide a qualified independent updated assessment for Verdisys, Inc. of the technical viability of the patented Landers Horizontal Drill technology (LHD). The LHD technology was originally developed for the enhancement of oil and gas production in the petroleum industry by Mr. Carl Landers, inventor of the technology. The scope of work implemented by DANIEL & ASSOCIATES, INC. (DAI) for this project consisted of the following key components:

         X An updated review of Mr. Landers's patented LHD technology as applicable to the petroleum industry;

         X        Review of selected past LHD service projects;

         X Field observation of an actual LHD oil and gas project in Louisiana;

         X        Assessment of the LHD service pricing criteria;

         X        Evaluation of market viability of the technology; and;

         X Summary conclusions, recommendations, and professional opinion.

2.0      SUMMARY OF LHDI'S PATENTED HORIZONTAL DRILLING TECHNOLOGY

The development of the Landers Horizontal Drill (LHD), according to Mr. Carl Landers of Landers Horizontal Drill, Inc. (LHDI), the inventor of record, came about directly as a result of the need to drill inexpensive horizontal borings (referred to as lateral borings) through oil well casing or open hole into surrounding reservoir rock. The LHD technology was developed to offer a cost effective, portable, and practical well field service alternative to more expensive, traditional reservoir enhancement technologies including whip-stocking and horizontal drilling. The intent of the LHD technology has been to provide a low cost approach in increasing oil and gas production. The well bore radius can be effectively increased laterally by jetting multiple channels to an approximate distance of 300 feet from the vertical well bore. Reservoir stimulation can be effectively enhanced by applications of traditional formation fracturing and acid treatment applied to each of the laterals.

Patents for the LHD technology by Carl Landers were approved by the U.S. Patent Office in May 9, 1995 (Patent No. 5,413,184) and December 29, 1998 (Patent No. 5,853,056). Both patents cover methodology and apparatus for horizontal well drilling. A partial excerpt summary of the invention from the U.S. Patent document 5,853,056 for the patents is included as follows:

METHOD OF AND APPARATUS FOR HORIZONTAL WELL DRILLING (SUMMARY OF THE INVENTION)

"The present invention is directed to a method and apparatus for penetrating a well casing and surrounding earth strata. Furthermore, the present invention is directed to a method of penetrating a well casing and surrounding earth strata utilizing a two-step process wherein a flexible shaft having a ball cutter on one end thereof is used to make a cut through a well casing and a pre-cut into the earth's strata surrounding the well casing and the second step involves the use of a flexible tube having a nozzle blaster on the end thereof which is then inserted down the well casing into the pre-cut and in combination with a high pressure fluid pumped through the flexible tube and out through the nozzle blaster, a horizontal extension of the pre-cut can then be made up to a distance of more than 200 feet (61 m). The upset tubing can then be turned from the surface 90o to repeat the process in another direction. One can then cut another hole through the casing and repeat the process up to 4 directions on one level. Many levels can be opened with the same procedure. The invention has application in drilling oil, gas, or water, for example."

3.0      UPDATED REVIEW OF THE LANDERS HORIZONTAL DRILLING TECHNOLOGY
         PERFORMANCE

3.1 PREVIOUS DAI REVIEW OF THE HORIZONTAL DRILL TECHNOLOGY FROM SELECTED LHD SERVICE PROJECTS

The material presented in this section was previously included in the DAI report entitled, Assessment of Horizontal Jetting Technology, dated August 21, 2000, DAI Project No. J81600. It is included again in this report to provide continuity of information in the original report and information and opinions presented in this report.

The following tabularized petroleum well test results have been obtained from information supplied to Carl Landers from selected customers who have utilized the Lander Horizontal Drill technology in various petroleum reservoirs. These LHD test programs have been conducted by 5 independent oil producers in a wide variety of production depths, reservoir lithologies, and regional locations in the U.S. The reported LHD test results are somewhat varied in results. Generally the LHD process of reservoir enhancement demonstrated the ability to drill horizontal lateral borings at distances in the range of 200-400 feet with noted improvement in petroleum production rates in several of the oil wells as compared to production rates prior to LHD treatment.

3.1 UPDATED REVIEW OF THE LANDERS HORIZONTAL DRILLING TECHNOLOGY FROM SELECTED SERVICE PROJECTS

WELLINGTON OPERATING COMPANY LHD TEST OF THE MUDDY SANDSTONE UNIT #30-6 OIL
WELLS

DAI has acquired oil production records from the State of Colorado Department of Oil and Gas for the Wellington Operating Company Muddy Sandstone Unit #30-6 oil wells (3 wells in the unit). A copy of the production records is included in Appendix 2 of this report. The production records were used by DAI to construct an oil production curve for this unit. The production curve is included in Appendix 2. An Affidavit sworn by Mr. Bradley A. Pomeroy, President, Managing Operations Officer, Wellington Operating Company, has been acquired by DAI. The affidavit swears the following:

         That he had engaged Landers Horizontal Drill to jet channels and stimulate two (2) wells, the Unit 19-10 and the Unit 40-2, on or about June, 1999. These wells were completed as oil wells in the Wellington Muddy Sandstone Unit, Larimer County, Colorado, over 20 years. Both have been producing continuously since their completion from a depth of approximately 4,700 feet. The wells had been producing up to approximately 5 barrels of oil per day prior to Lander's work. Channels could not be emplaced in the Unit 19-10, probably due to deviation at the Muddy Formation of at least 10o. Eight channels were cut, at two different depths, in the Muddy Formation in the Unit 40-2 in one day. After the stimulation the well was swabbed for a day and a half. Results of the swab runs indicated that oil, gas, and water production had increased significantly. As all producing wells on the south end of the Wellington Unit are not individually gauged and are gathered together, specific per well production dated is not collected; however, field production data indicated that the laterals jetted into the Unit 40-2 well had been successful.

         That he had engaged Advanced Petroleum Enhancement, Inc. (Landers Horizontal Drill) to mill holes in casing, jet channels and stimulate the Meyer #3 well on or about June 2000. This well was completed as an oil well in the Fort Collins Oil Field, Larimer, County, Colorado over 20 years ago. The well has been producing intermittently since its completion in the Niobrara Formation (chalk) at a depth of about 3,800 feet. Historic data indicated that this well, when pumping, made less than one barrel of oil per day. Eight channels were cut at two different depths, in the Niobrara Fm. in the Meyer #3 well in one day. An immediate increase in gas from the bore hole was noticed. The well was swabbed for one day and was returned to production. The first day after APE jetted channels, the Meyer #3 well made 40 barrels of oil. The first week saw production of 225 barrels of oil. Although a rapid decline in production occurred and the well eventually returned to pre-jetting rates, the channel jetting procedure was successful. The fractures in the Niobrara chalks, which feed oil to the well bore, tend to close quickly if not located in an extensional structural setting.

The production curve for this well (Appendix 2) supports the production increases as stated in the Affidavit. A copy of this Affidavit is included in Appendix 3.

DRY BONES PRODUCTION LHD TEST OF THE GAM #1 AND #2 OIL WELLS

An Affidavit sworn by Mr. Clarence J. Ballowe, Owner and Partner, Dry Bones Production, has been acquired by DAI. The affidavit swears the following:

         That he engaged Landers Horizontal Drill to recomplete and stimulate two (2) oil wells, the Gam #1 and Gam #2, on or about January 2002. These wells were spudded circa 1960 and are producing in the Annona Chalk Formation (fractured limestone) and located in the Caddo Pine Island Oil Field, northwest Louisiana at a depth of approximately 1,500 feet. The wells had been producing up to approximately 1/10 barrel of oil per day or less. After laterals were drilled by Landers Horizontal Drill, oil production increased approximately ten (10) fold the previous production of said wells. The affiant further declared that to his knowledge, information and belief, the increase in production has essentially remained the same.

A copy of this Affidavit is included in Appendix 3. It appears that the LHD laterals improved the productivity of these 2 wells by a factor of 10. It seems possible that some form of follow-up well treatment such as a CO(2) frac or diesel fuel frac in conjunction with installation of the laterals may have further enhanced oil productivity in this well.

BURLINGTON RESOURCES LHD TEST OF THE UTE 32-11 #402 COAL BED METHANE GAS WELL

DAI has acquired oil production records from the State of Colorado Department of Oil and Gas for the Burlington Resources Ute 32-11 #402 gas well. A copy of the production records is included in Appendix 1 of this report. The production records were used by DAI to construct an oil production curve for this unit. The production curve is included in Appendix 2.

Coal bed gas production from the Ute Indian federal lease is from the Fruitland Coal within the Ignacio Blanco Field. Details of the geology, production depths, and well treatment by the LHD process have not been obtained at the time this report was prepared. However, records indicate that the Ute 32-11 #402 coal bed methane gas well (API No. 05-067-07622 was tested using the LHD laterals in March 1998. First gas production from the well was in 1990.

Production records for this well indicate that the LHD was not successful in increasing coal bed methane gas production. Although production records for the period prior to January 1999 were not obtained for this well (the period includes the installation date for the LHD laterals installation), a review of the gas production curve does not reflect any noticeable increase in gas productivity following installation of the laterals.

KLM EXPLORATION CO., INC. LHD TEST OF THE WAGNER LEASE #1 OIL WELL

DAI has acquired oil production records from the State of Kansas Geological Survey, Department of Oil and Gas for the KLM Exploration Company, Inc. Wagner No. 1 oil well. A copy of the production records is included in Appendix 2 of this report. The production records were used by DAI to construct an oil production curve for this well. The production curve is included in Appendix 2.

Production from the Wagner lease is from the McLouth Sandstone within the McLouth Oil Field. Details of the geology, production depths, and well treatment by the LHD process have not been obtained at the time this report was prepared. However, records indicate that the Wagner #1 well (API No. 15-087-20415 was tested using the LHD laterals in September 2000. First oil production from the field was in 1988.

The oil production curve for this well illustrates the results of the LHD horizontal jetting test. Oil production was increased from approximately 150 barrels per month in July 2000 to more than 1000 barrels in August 2000. While production rapidly diminished during the next 2-3 months, oil production remained above 300 barrels per month for the next 8-12 months. As of June 2002 production records, the well performance appeared to have stabilized at approximately 250 barrels per month until at least early 2003. No records were available after this period at the time of this report. The LHD jetting test appears to have been successful for this well.

MOON-HINES-TIGRETT OPERATING CO. LHD TEST OF THE BETSY-DIXON 23-6 #1 GAS WELL

DAI has acquired gas production records for the Moon-Hines-Tigrett Operating Company Betsy-Dixon 23-6 #1 gas well from the Alabama State Oil and Gas Board. The LHD laterals were drilled into the Betsy-Dixon 23-6 #1 gas well in August 2002. The well is located in the South Kennedy Field, Lamar County, Alabama. Initial production from this well was recorded as April 1999. Prior to the LHD laterals, gas production from this well had declined to approximately 1,750 MCF per month. Gas is produced from perforations in four Benton sand zones ranging over a depth interval of 2,303-2,964 feet.

As can be seen in the production curve for this well (Appendix 2), upon installation of an unknown number of LHD laterals and unknown followup well treatment, the well responded with a gas production increase to approximately 8,244 Mcf in September 2002. Gas production declined to

4,149 Mcf by May 2003, the most recent available month with production records as of the time this report was prepared.

The response performance in gas production for this well is significant. The LHD jetting test appears to have been successful for this well.

MOON-HINES-TIGRETT OPERATING CO. LHD TEST OF THE LANGSTON 31-7 #1 GAS WELL

DAI has acquired gas production records for the Moon-Hines-Tigrett Operating Company Langston 31-7 gas well from the Alabama State Oil and Gas Board. The LHD laterals were drilled into the Langston 31-7 #1 gas well in December 2001. The well is located in the Bluff Field, Fayette County, Alabama. Initial production from this well was recorded as September 1980. Prior to the LHD laterals, gas production from this well had declined to approximately 2,495 MCF per month. Gas is produced from perforations in two Gilmer sand zones ranging over a depth interval of 1,891-2,056 feet.

As can be seen in the production curve for this well (Appendix 2), upon installation of an unknown number of LHD laterals and unknown followup well treatment, the well responded with a gas production increase to approximately 13,389 Mcf in March 1999. Gas production declined to 3,931 Mcf by May 2003, the most recent available month with production records as of the time this report was prepared. Increased gas production from the LHD laterals resulted in a significant increase in gas reserve value.

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

The response performance in gas production for this well is significant. The LHD jetting test appears to have been successful for this well.

METRO ENERGY GROUP, INC. LHD TEST OF THE GLASSELL F-6 OIL WELL

On September 26, 2003, the author was invited to observe the drilling of LHD laterals in the Metro Energy Group, Inc. Glassell F-6 oil well. Those in attendance included Don Boyd, consulting petroleum engineer, John Levitts, President of Metro Energy Group, Inc., Rick Holcomb, Partner in Metro Energy Group, Inc., and Carl Landers of Landers Horizontal Drill, Inc.

The test well is located in the Caddo Pine Island Field of northwest Louisiana near Oil City, Louisiana. The well was originally drilled several years ago in the old field to a depth of approximately 1,456 feet in the Annona (Chalk) Formation. Prior to drilling the laterals, the well reportedly had been producing less than 1 barrel of oil per day with some water and trace of gas from the Annona Chalk.

The author observed the drilling of the first LHD lateral at an indicated depth of 1,422 feet and a horizontal jetting of the lateral to an indicated distance of 191 feet. The lateral was completed in approximately 1 hour. An additional 3 laterals were drilled during the next day. The second, third, and fourth laterals were drilled at a depth of 1,456 feet in the Annona Chalk and jetted to indicated horizontal distances of 173 feet, 248 feet, and 250 feet (approximately). The well was not treated with any acid.

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

On October 3, 2003, the author learned that the well had undergone daily casing swabbing. Initial production estimates were reported at 37-40 barrels per day of total fluid with approximately 27-29 barrels of oil per day. Gas was not measured by estimated at 10,000-12,000 cubic feet per day. The static fluid level in the well prior to LHD installation of the laterals was measured at 960 feet. After installation and swabbing, the fluid level was measured at a depth of 412 feet. The operator has installed a Permaswab unit on the well (automatic swabbing unit). The well is pulling a casing swab every 90 minutes. Field reports indicate the well is yielding in the range of 10-20 barrels of oil per day.

The results of this test are preliminary at the time this report was prepared. However, initial results indicate a favorable well response to installation of the laterals. The operator stated that LHD laterals will be installed in additional wells if favorable results from the test well continue to be demonstrated.

3.2      PREVIOUSLY SELECTED LHD SERVICE PROJECTS

RESULTS OF THE CITIZENS GAS & COKE UTILITY LHD TEST PROGRAM

A five-well test program of the Landers Horizontal Drill technology was completed by Citizens Gas & Coke Utility (Citizens) in 1997 in the Illinois Basin. The results of the test program were reported by Citizens as encouraging but not definitive because too few wells were tested. The complete test results report, Landers Horizontal Drill Test Program, January 1998, was provided to DAI by LHDI and is included in Appendix 4 of the August 2000 DAI report. Citizens stated in

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the report that the LHD technology has proven the ability to 1) successfully mill 3/4" holes in production casing; 2) blast horizontal channels of up to 410 feet in length through these holes using a waterjet cutting nozzle; 3) to cut sandstone, limestone, dolomitic-limestone, and shale formations; and 4) to economically enhance oil production in some wells. Of the five test wells, one of the wells had an economic production increase, three wells had uneconomic production increases, and one shale well had horizontal channels successfully placed but was not production tested. Citizens noted that it should be noted that two of the three uneconomic LHD test wells were "long shots". These two wells were highly uneconomic as vertical drilled wells and are not believed by Citizens as representative of the potential market for LHD technology. Table 1 from the original August 21, 2000 DAI report summarizes the results of the LHD test program.

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

                                     TABLE 1
                        SUMMARY OF OIL WELL TEST PROGRAMS
                       LANDERS HORIZONTAL DRILL TECHNOLOGY
                           CITIZENS GAS & COKE UTILITY
                              ILLINOIS BASIN FIELDS

       WELL NAME           PERRY KING #141    PLUMMER "B" #1    SQUIRES ET AL #1          REAGAN #1              ELLETT #4
-----------------------------------------------------------------------------------------------------------------------------------
       FIELD NAME              Lawrence          Plummer            Plummer                Plummer                Plummer
-----------------------------------------------------------------------------------------------------------------------------------
        LOCATION           Lawrence Co., IL   Greene Co., IN    Greene Co., IN         Greene Co., IN          Greene Co., IN
-----------------------------------------------------------------------------------------------------------------------------------
                            Bridgeport A"         Salem            Geneva                New Albany                 Salem
   FORMATION/LITHOLOGY       sandstone          limestone         dolomite                  shale                 limestone
-----------------------------------------------------------------------------------------------------------------------------------
     LATERAL DEPTH (FT        934 & 938         718 & 719       1,583 & 1,585              1,440                    741
-----------------------------------------------------------------------------------------------------------------------------------
  DATE LATERALS DRILLED         9/97              9/97              9-10/97                 1997                   10/97
-----------------------------------------------------------------------------------------------------------------------------------
     NO. OF LATERALS         4 (2 zones)       6 (2 zones)       9 (2 zones)                 4                       5
-----------------------------------------------------------------------------------------------------------------------------------
  LENGTH OF LATERALS (FT)        300              51-226           100-297                50-410                  60-300
-----------------------------------------------------------------------------------------------------------------------------------
  DAILY OIL PRODUCTION
    PRIOR TO *LHD
       (BO/BW)                 2-3/18            4.5/300            6/54                 Not Tested              < 1/180
-----------------------------------------------------------------------------------------------------------------------------------
  DAILY OIL PRODUCTION
  AFTER LHD (BO/BW)            5/120            23.5/938           9.5/59                Not Tested              < 1/180
-----------------------------------------------------------------------------------------------------------------------------------
     ECONOMIC WELL
       (YES/NO)                  No               Yes                No                 Not determined              No
-----------------------------------------------------------------------------------------------------------------------------------
                                             Well
                                             enhancement       Laterals drilled    Laterals drilled only    Well initially drilled
                          Heavy oil could    was an            with water rather   to determine if the LHD  structurally low;
                          not be             economic &        than acid;          process could cut        suffered low reservoir
        COMMENTS          economically       technologic       improper acidizing  shale; a technologic     quality; could not be
                          produced           success           job                 success.                 improved.
===================================================================================================================================

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


RESULTS OF THE SABA PETROLEUM, INC. LHD TEST PROGRAM

A two-well test program of the Landers Horizontal Drill technology was completed by Saba Petroleum, Inc. (Saba) as reported to LHDI in April 1997 in the Richland Field, Orange County, California. The LHD test program by Saba reportedly resulted in a positive change in oil production. In a letter to LHD, dated April 23, 1997, a brief account of the test program was provided. A total of twelve 300 foot horizontal laterals through seven inch diameter slotted casing were made in two oil producing wells at three levels in 4,000-4,700 foot depth range. The targeted reservoir was identified as the Kraemer Zone, Miocene in age. The reservoir consisted of partially consolidated sand/shale. Results indicated that the laterals yielded gassier, lighter gravity oil and an increase fluid level column in the well bore. Saba found the technology to have merit and indicated an interest in using the LHD technology in the future. The Saba letter was provided to DAI by LHDI and is included in Appendix 3 of the August 21, 2000 DAI report.

RESULTS OF THE VOGLER DRILLING COMPANY LHD TEST PROGRAM

A single well test program of the Landers Horizontal Drill technology was completed by Vogler Drilling Company (Vogler) in October 1999 in the Illinois Basin of Muhlenberg County, Kentucky. In a letter to Mr. Landers, dated November 1, 1999, a brief account of the test program was provided. A total of ten laterals were drilled in the Bethel sandstone of the Corley No. 4 well at a depth of 1,545 feet. The laterals reportedly extended to a length of 300 feet. The laterals were drilled with a relative angular horizontal spacing of 36 degrees. The results of the test program of the formerly abandoned well were reported by Vogler as encouraging. After a 9,400 acid fracture job on the zone, the well had an initial production rate of 14 BOPD. At the time of abandonment, the well was producing at 1 BOPD. Vogler stated that in their opinion the well could not have been successfully fractured without the laterals. The Vogler letter is included in Appendix 3 of the August 21, 2000 DAI report and was provided by LHDI to DAI.

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As an update to this discussion, DAI has obtained a summary of oil production from the Corley #4 well since the well was serviced by the LHD test program. An oil production summary for this well was obtained from the Kentucky Department of Mines and Minerals. The production information was used to construct an oil production curve and is included in Appendix 1 of this report. The information was available for the reporting ending December 2000. The oil production curve for this well is included in Appendix 2.

The records found for this well indicate that the well was treated by the Landers horizontal drill in October 1999. Production data illustrate the sharp increase in oil production for a period of approximately 3-4 months followed by sustained monthly production of about 3 barrels of oil per day. This result indicates that the laterals drilled into the Bethel sand successfully increased production on a more sustained basis.

RESULTS OF THE DC & B Oil Company and Virsal Oil Company LHD Test Program

A two-well test program in the Hospah Field near Grants, New Mexico of the Landers Horizontal Drill technology was completed by DC & B Oil Company (DC &
B). Additionally, a single gas well test program in Kern County, California of the Landers Horizontal Drill technology was completed by Virsal Oil Company (Virsal). An overview of the programs was reported to LHDI in a memo to Mr. Carl Landers from the W.D. Newsom Consulting Company, dated June 4, 1997. A copy of this memo is included in Appendix 3 of the August 21, 2000 DAI report.

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DC & B Oil Company LHD Test Program

According to the memo, two low production oil wells were intentionally selected by the operator to test the LHD technology. Well No. 1 had been shut in as uneconomic at 1/2 BOPD with no water before recompleted with horizontal laterals. A total of four laterals were drilled to a total length of 100 feet at an unspecified depth of less than 1,500 feet. Upon completion, the well initially produced 35 BOPD and gradually leveled off to a production rate of 12 BOPD after 8 months. Well No. 2 had been producing at a rate of 3 BOPD and 150 BWPD. In September 1996 a total of 3 horizontal laterals were drilled to a total length of 300 feet. Upon re-completion, the well reportedly had an initial production of 15 BOPD and leveled off to a production rate of 13 BOPD and 158 BWPD after 8 months of production. This reservoir was indicated to be an active water drive. The operator stated in the memo that the LHD technology produced very economic results with payouts in 45-60 days. The operator expressed an interest using the technology again.

VIRSAL OIL COMPANY LHD TEST PROGRAM

A single gas well previously completed in the Etchegoin formation reservoir and undergone damage from acidization. This well was producing gas at 65-70 MCFPD and 2 BWPD at a depth of 3,300-3,500 prior to the LHD test program. A total of three laterals were drilled in May 1997 at lengths of 10-125 feet in a 6 foot pay zone at depth of 3,350 feet. The laterals were drilled using fresh water with swelling clay inhibitors. Results indicate that the horizontal laterals drilled in the target pay zone produced less gas than expected. The operator suggested that these results indicate that the remaining gas reserves for this well were perhaps contained in the thinner (less permeable) gas sand stringers and not the 6 foot target pay zone. This factor indicates that the reserves in the thinner zones were previously producing the gas and were not impacted by the horizontal laterals.

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The well when put back into production resumed production at about 70 MCFPD and
2 BWPD. The operator stated that the LHD performance was good.

ENERGY, INC. LHD TEST OF THE STONE #1 OIL WELL

On July 27, 2000, Energy, Inc. of Marion, Indiana contracted with Landers Horizontal Drill Technology, Inc. to drill at total of seven horizontal laterals in the Stone No. 1 oil well located in the Rich Valley Field, Wabash County, Indiana. As well site geologist for Energy, Inc., the author personally observed the lateral drilling process. The laterals were drilled to a maximum length of 300 feet in an open hole at a depth of 865 feet within the Trenton Formation (Ordovician age). The oil production zone in the well was a dolomite. Prior to drilling the horizontal laterals the Stone No. 1 well was producing approximately 1 BOPD with very little water.

After gamma ray-neutron logging of the well, the laterals were observed to be drilled with very little effort by APEI (LHDI service operator) once the proper drilling pressures were determined largely by trial and error. Each of the laterals was jetted using a weak acetic acid and biocide mixture pumped under 4,000-6,000 psi pressure through the jetting nozzle. The formation penetration rate of the lateral jetting nozzle was observed to be more than 50 feet per minute during jetting of the horizontal laterals. The performance of the two-man service crew was very good. The next day, the well was swabbed and found to have been damaged by a sludge consisting of abundant iron oxides, pyrite, and degraded oil. These materials are probably the result of biologic degradation and sulfur reducing bacteria over the past 100 years from bacterial contamination introduced through past drilling and completion practices.

The well remained shut-in until August 12 at which time a biocide mixture and surfactant was

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pumped into the well bore by displacement of formation water at a pressure of approximately 500 psi. This process attempted to clean out the laterals and well bore as much as possible. Subsequent swabbing and bailing yielded a significant amount of drill cuttings and fines. However, the well appeared to yield no more than 1-2 BOPD will virtually no water.

On August 21, the well was acidized using 525 gallons of 15% HCL acid with clay and iron inhibitors with a surfactant. The well acidizing pressure was 400 psi. The well was then swabbed to return the acidizing load. Continued swabbing yielded 10-12 BO with very water. Preliminary results indicated a favorable increase in oil production for this well.

As an update to the DAI report of August 21, 2000, the Stone #1 well has not been found to have increased oil production. While the company believes that the installation of the laterals was successful, the outcome of the laterals and followup treatment was unsuccessful.

4.0      MARKET VIABILITY OF THE LHD TECHNOLOGY

The market viability of the LHD technology in the petroleum service industry was addressed by DAI in the August 2000 report based on the key factors of service pricing criteria and industry operator perception of the service offered by the LHD technology. Since the initial report was written, the key factors are still of major importance in marketing the LHD technology.

An evaluation of the market viability of the LHD technology should still include
1) an assessment of the demonstrated capability of the technology to reliably attain marketplace driven goals; and 2) an assessment of economic feasibility of the technology. The LHD technology must still meet both

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primary factors to be viable in the marketplace.

The Landers Horizontal Drill technology was conceived, developed, and patented during a period of time when the U.S. petroleum industry had been decimated by a decade of depressed oil and gas market prices. This factor, along with increasing governmental regulatory influences, has combined to squeeze the profitability out of traditional independent oil and gas producers in the U.S.

MARKET POTENTIAL

Most U.S. oil producers are privately owned companies tending to be much smaller than publicly owned oil and gas producers. For example, in 1992, when the major oil companies produced a per company average of 345,000 barrels per day, the other publicly-traded oil and gas companies produced an average of 10,000 barrels per day, and the remaining oil and gas companies produced an average of only 300 barrels per day. These small private producers are quite numerous accounting for about 7,400 of the nearly 8,000 companies reporting oil and/or gas production in the U.S. in 1992.

The LHD technology has been demonstrated to significantly enhance oil and gas production to depths of approximately 5,800 feet. At the same time, the LHD technology has shown repeatedly it can produce a cost effective approach to turn many marginal, shut-in wells, into profitable producers.

The service product is unique in that it substantially improves production similarly to conventional horizontal drilling, but a fraction of the cost and in significantly less time. At the time the August

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2000 DAI report was completed, Mr. Landers believed that the LHD technology was positioned to succeed. The author agrees with his point of view based on what I've seen in this updated assessment. I believe that the LHD technology has been successfully demonstrated to have market viability through field testing by many small petroleum independents. I also believe that the LHD technology has proven to be potentially very profitable and can be done so on a large scale basis through well managed growth.

5.0 SUMMARY OPINION

5.1      CONCLUSIONS

In conclusion, it is the author's professional opinion that the patented LHD technology has been demonstrated to be technically sound. The technology will not always produce favorable results of increased oil and gas production due to subsurface factors beyond the control of the technology. If the reservoirs have been severely depleted or negatively impacted in some manner, the technology will not benefit the operator. For the most part, the technology should perform favorably in most oil and gas wells that have potential for improved reservoir characteristics. In conjunction with well planned and executed reservoir enhancement treatments, the LHD technology has been successfully demonstrated to enhance oil and gas production in wells that otherwise were under performing. While there is a need for refinement of the technology through continued research and development, it is my opinion that the LHD technology has substantial value as a relatively low cost means of enhancing oil and gas production in the U.S. and the oil producing nations of the world.

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This project has resulted in an updated evaluation of the LHD technology market viability and concludes that: 1) the LHD technology can reliably attain the marketplace driven goal of enhanced oil and gas productivity; and 2) the marketplace will respond to the LHD technology if it is reasonably priced.

5.2      RECOMMENDATIONS

Based on the author's consideration of information reviewed concerning the LHD technology and market viability, the following recommendations are respectively submitted:

         - It is recommended that routine information on every oil and gas well serviced by the LHD technology be recorded in a file format suitable for future reference and evaluation; this will be especially important as the technology grows in usage by the industry; information management will become vital.

         - As a service sector product, the LHD technology should be priced to offer benefits to the small independent operator as well as the larger independents and major oil companies; pricing will drive market growth, especially for the next 2-3 years with the smaller independents; as the service continues to demonstrate reliability and positive results, the larger independents and majors will become more likely to utilize the technology; pricing will become secondary as compared to increased productivity.

         - It is recommended that a strong marketing program be developed to approach the larger independents and major oil companies; while slow to accept new

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                  technologies in the petroleum industry, the larger firms will eventually accept the LHD technology once demonstrated by a few of the more well known firms.

         - It is the author's opinion that the greatest strength represented by the LHD technology is to use it to create oil and gas production deals; It is recommended that growth emphasis be placed more on use of the technology to acquire and participate in oil and gas development projects that lend themselves to this technology. The real value of this technology is using it to create future opportunities.

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